Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 23, 2014 relating to the consolidated financial statements and financial statement schedules of Grupo Financiero Santander México, S.A.B. de C.V. and the effectiveness of Grupo Financiero Santander México, S.A.B. de C.V.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Grupo Financiero Santander México, S.A.B. de C.V. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Ricardo A. García Chagoyán

C.P.C Ricardo A. García Chagoyán
Mexico City, Mexico
May 22, 2014